Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

April 20, 2012

LEDD iPath Pure Beta Lead ETN Note Description The iPath® Pure Beta Lead ETN is designed to provide investors with exposure to the Barclays Capital Lead Pure Beta Total Return Index. Index Description The Barclays Capital Lead Pure Beta Total Return Index (the Index ) reflects the returns that are potentially available through an unleveraged investment in the futures contracts in the Lead markets. The Index may roll into one of a number of futures contracts with varying expiration dates, as selected using the Barclays Capital Pure Beta Series 2 Methodology. Note Details Cumulative Index Return2 Ticker LEDD 20% Intraday Indicative Value Ticker LEDD.IV 10% CUSIP 06740P197 0% ISIN US06740P1975 -10% Primary exchange NYSE Arca Yearly fee1 0.75% -20% Futures execution cost 0.10% -30% Inception date 4/20/2011 -40% Maturity date 4/18/2041 Apr 11 Jun 11 Aug 11 Oct 11 Dec 11 Issuer Barclays Bank PLC Barclays Capital Lead Pure Beta TR Callable ETN Yes Source: Barclays Capital (based on daily returns 04/11-12/11 since Note inception date). Index Details 2 Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management Index name Barclays Capital Lead Pure Beta TR fees, transaction costs or expenses. Indexes are unmanaged and one cannot Composition Futures on lead invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Number of components 1 Bloomberg Index ticker BCC2LLPT Index Composition Inception date 10/30/2009 LEAD 100.00% Base value and date 100 as of 12/30/1999 Index sponsor Barclays Capital Source: Barclays Capital, as of 12/31/2011. Index composition is subject to change. 1 The investor fee is equal to the Yearly Fee times the principal amount of your securities times the index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will increase by an amount equal to the Yearly Fee times the principal amount of your securities times the index factor on that day (or, if such day is not a trading day, the index factor on the immediately preceding trading day) divided by 365. The index factor on any given day will be equal to the closing value of the index on that day divided by the initial index level. The initial index level is the closing value of the index on the inception date of the securities. Page 1 of 3

LEDD Annualized Performance, Standard Deviation And Correlation History 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations4 Annualized Annualized Annualized Annualized3 Barclays Capital Lead Pure Beta TR 1.29 -24.86 -20.55 n/a n/a 27.24 1.00 S&P 500 Index 11.82 -3.69 2.11 14.11 -0.25 15.94 0.50 MSCI EAFE Index 3.33 -16.31 -12.14 7.65 -4.72 19.52 0.48 MSCI Emerging Markets IndexSM 4.42 -19.13 -18.42 20.07 2.40 24.50 0.62 Barclays Capital U.S. Aggregate Bond Index 1.12 4.98 7.84 6.77 6.50 2.35 -0.37 Dow Jones-UBS Commodity Index Total ReturnSM 0.35 -11.03 -13.32 6.39 -2.07 19.45 0.64 Source: BlackRock, Barclays Capital, S&P, MSCI and Dow Jones-UBS, as of 12/31/2011. Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 3 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 12/10 12/11, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays Capital 4 Correlations based on weekly returns for 12/10 12/11. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Capital Selected Risk Considerations An investment in the iPath ETNs described herein (the ETNs ) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under Risk Factors in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or call a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Barclays Capital Pure Beta Series 2 Methodology: The Barclays Capital Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to I1211 supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many - unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. LEDD - iP Page 2 of 3

LEDD Benefits Risks May provide portfolio diversification and completion* No principal protection Ability to execute tactical views Credit risk of the issuer Interest Rate Management Concentration of index exposure Hedging Tool Minimum redemption value directly with issuer Exchange listed Market risk Daily redemption capabilities directly to issuer Yearly fee and applicable costs No tracking error to their specified underlying index** * Diversification does not protect against market risk. ** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. Concentration Risk: Because the ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, the ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Each of the Barclays Capital commodities indices referenced herein is a trademark of Barclays Bank PLC. I1211 © 2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, - servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0530-0312 LEDD - Not FDIC Insured - No Bank Gaurantee - May Lose Value 1-877-764-7284 www.ipathetn.com Page 3 of 3 iP